NEBS
                                    NEWS

                                                      SEPTEMBER 26, 1995

FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION CONTACT:
                                              RUSSELL V. CORSINI, JR. OR
                                     JOHN F. FAIRBANKS AT (508) 448-6111

                  NEW ENGLAND BUSINESS SERVICE, INC.
                  ANNOUNCES COST REDUCTION PROGRAM;
                  FIRST QUARTER CHARGE TO BE TAKEN

GROTON, MA -- September 26, 1995 -- New England Business Service, Inc. (NYSE: NEB) today announced the decision to implement an aggressive cost reduction program over the course of fiscal 1996. The program's total cost of $12,164,000 is expected to reduce first quarter earnings by $ .32 per share and earnings for the remainder of the year by $.15 per share.

As part of the program, the Company will incur a one-time charge of $3,034,000 in the first quarter and expense of $3,575,000 during the year associated with a plan to restructure operations. In addition, the Company will incur a one-time charge of $4,225,000 in the first quarter and expense of $1,330,000 during the year associated with the revaluation of certain software-related assets including its investment in GST Software, plc. The program's significant cost savings are expected to be fully offset during fiscal 1996 by the investment requirements of the Company's new product and channel development initiatives.

The operational restructuring includes plans to improve manufacturing efficiency, to outsource non-critical corporate functions and to reduce fixed costs. The restructuring will result in a reduction of approximately 5% of the Company's 2,055 full and part-time positions and the closure of the Company's Flagstaff, Arizona manufacturing facility.

William C. Lowe, President and CEO, explained, "Results are on track for the year. However, during fiscal 1995, the Company experienced a reduced rate of growth in its traditional direct mail channel. This trend highlights the importance of rapidly shifting Company resources to address small business market opportunities through multiple channels. The restructuring program's cost savings will be utilized fully during fiscal 1996 to continue the roll-out of NEBS custom print desks in Kinko's stores beyond the 50 desks currently in operation, to ensure the successful introduction of One-Write Plus(R) for Windows and to enhance the Company's color printing capability. The program further supports our commitment to accelerate revenue growth while maintaining strong operating profit margins."

NEBS designs and produces business forms, software and related printed products which it sells through mail order and retail to over one million small businesses throughout the United States, Canada and the United Kingdom.

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